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                     September 14, 2023

       Thad Trent
       Chief Financial Officer
       ON Semiconductor Corporation
       5701 N. Pima Road
       Scottsdale, Arizona 85250

                                                        Re: ON Semiconductor
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 6,
2023
                                                            File No. 001-39317

       Dear Thad Trent:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing